MONMOUTH REAL ESTATE INVESTMENT CORPORATION

JUNIPER BUSINESS PLAZA

3499 ROUTE 9 NORTH, SUITE 3-D

FREEHOLD, NEW JERSEY 07728

A Public REIT Since 1968

INTERNET:	(732) 577-9996	EMAIL:
www.mreic.reit	FAX: (732) 577-9981	mreic@mreic.com

FOR IMMEDIATE RELEASE	January 17, 2019

Contact: Susan Jordan
732-577-9996

MONMOUTH REAL ESTATE DECLARES

COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, JANUARY 17, 2019…...On January 16, 2019, the Board of Directors of Monmouth Real Estate Investment Corporation (NYSE:MNR) declared its quarterly cash dividend on the Company’s Common Stock of $0.17 per share payable March 15, 2019, to shareholders of record at the close of business on February 15, 2019. The Company’s annual dividend rate on its Common Stock is $0.68 per share.

Also on January 16, 2019, the Board of Directors declared a dividend for the period December 1, 2018 through February 28, 2019, of $0.3828125 per share on the Company’s 6.125% Series C Cumulative Redeemable Preferred Stock payable March 15, 2019 to shareholders of record as of the close of business on February 15, 2019. Series C preferred share dividends are cumulative and payable quarterly at an annual rate of $1.53125.

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. The Company specializes in single-tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 113 properties containing a total of approximately 21.6 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

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